Exhibit 23.6

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement of Yahoo! Inc. on Form S-8 pertaining to the Overture Services, Inc. 1998 Stock Plan and the Cadabra, Inc. 1998 Stock Option Plan of our report dated March 25, 2003 (except for Note 10 which is as of April 21, 2003), with respect to the combined financial statements of the Internet Business Unit of Fast Search and Transfer ASA for the year ended December 31, 2002, appearing in the Current Report on Form 8-K/A of Yahoo! Inc.

/s/ Deloitte & Touche AS

Oslo, Norway

October 22, 2003